EXHIBIT 99.1

Wilhelmina International, Inc. Reports Results for Second Quarter 2021

Exhibit 99.1

Second Quarter Financial Results

(in thousands)	Q2 21	Q2 20	YOY Change	Q2 21 YTD	Q2 20 YTD	YOY Change
Total Revenues	$14,510	$4,528	220.5%	$26,486	$19,080	38.8%
Operating Income (Loss)	891	(3,140)	128.4%	991	(4,779)	120.7%
Income (Loss) Before Provision for Taxes	1,423	(3,177)	144.8%	3,717	(4,778)	177.8%
Net Income (Loss)	1,121	(2,700)	141.5%	3,342	(5,360)	162.4%
EBITDA**	1,679	(2,856)	158.8%	4,268	(4,136)	203.2%
Adjusted EBITDA**	1,135	(2,838)	140.0%	1,504	(3,377)	144.5%
Pre-Corporate EBITDA**	1,333	(2,600)	151.3%	1,947	(2,830)	168.8%
**Non-GAAP measures referenced are detailed in the disclosures at the end of this release.

DALLAS, Aug. 11, 2021 (GLOBE NEWSWIRE) -- Wilhelmina International, Inc. (Nasdaq:WHLM) ("Wilhelmina" or the "Company") today reported revenues of $14.5 million and net income of $1.1 million for the three months ended June 30, 2021, compared to revenues of $4.5 million and net loss of $2.7 million for the three months ended June 30, 2020. For the six months ended June 30, 2021, Wilhelmina reported revenues of $26.5 million and net income of $3.3 million compared to revenue of $19.1 million and net loss of $5.4 million for the six months ended June 30, 2020. During the three and six months ended June 30, 2021 and 2020, the novel coronavirus (COVID-19) pandemic had a material impact on revenues. In recent months, the Company’s revenue has trended positively as the cities where it operates are reopening and COVID-19 vaccination rates increase.

COVID-19 Pandemic

On March 11, 2020, the World Health Organization declared the outbreak of novel coronavirus (COVID-19) as a pandemic, which spread rapidly throughout the United States and the world. As the global impact of COVID-19 continues, Wilhelmina’s first priority has been to protect the health and safety of its employees and talent. To help mitigate the spread of the virus and in response to health advisories and governmental actions and regulations, the Company has modified its business practices and has implemented health and safety measures that are designed to protect employees and represented talent.

The Company’s revenues are heavily dependent on the level of economic activity in the United States and the United Kingdom, particularly in the fashion, advertising and publishing industries, all of which have been negatively impacted by the pandemic and may not recover as quickly as other sectors of the economy. There have been mandates from federal, state, and local authorities requiring forced closures of non-essential businesses. As a result, beginning in March 2020, the Company saw a significant reduction in customer bookings, resulting in a negative impact to revenue and earnings. While bookings remain below pre-pandemic levels, during the second half of 2020 and the first half of 2021, bookings increased from the preceding months.

In addition to reduced revenue, business operations have been adversely affected by reductions in productivity, limitations on the ability of customers to make timely payments, disruptions in talents’ ability to travel to needed locations, and supply chain disruptions impeding clothing or footwear wardrobe from reaching destinations for photoshoots and other bookings. Many of the Company’s customers are large retail and fashion companies, some of which have had to close stores in the United States and internationally due to the spread of COVID-19. Some of these customers have filed for bankruptcy and others may be unable to pay amounts already owed to the Company, resulting in increased future bad debt expense. These customers also may not emerge from the pandemic with the financial ability, or need, to purchase Wilhelmina’s services to the extent that they did in previous years. Some model talent have been quarantined far from the major cities where Wilhelmina’s offices are located, and also away from where most modeling jobs take place. Many U.S. and international airlines have decreased their flight schedules which, as economic activities resume and clients increase booking requests, may make it difficult for talent to be available when and where they are needed. The B.1.1.7 (Alpha) and B.1.617.2 (Delta) variants of the COVID-19 virus, which are believed to spread easily and quickly, have resulted in increased local restrictions and mandates in the cities in which the Company operates. While these disruptions are currently expected to be temporary, there continues to be uncertainty around the duration.

Although some clients have increased activity and bookings recently, rising COVID-19 infection rates in cities where Wilhelmina operates could lead to a slower economic recovery in those markets, and possible additional business closings or local mandates that could slow the recovery in operations there. Since Wilhelmina extends customary payment terms to its clients, even as bookings resume, there is likely to be a lag in cash collections. In the meantime, the Company continues to have significant employee, office rent, and other expenses.

Reduced outstanding accounts receivable available as collateral under the Company’s credit agreement with Amegy Bank has limited its access to additional financing. Net losses during 2020 also impacted compliance with the financial covenants under the Amegy Bank credit agreement, further impeding the Company’s ability to obtain additional financing. Since the pandemic began, many stock markets, including Nasdaq Capital Market where Wilhelmina’s common stock is listed, have been volatile. A decline in the Company’s stock price would reduce its market capitalization and could require additional goodwill or intangible asset impairment writedowns.

The Company has taken the following actions to address the impact of COVID-19, in order to efficiently manage the business and maintain adequate liquidity and maximum flexibility:

  In April 2020, obtained approximately $2.0 million in loans under the Paycheck Protection Program (the “PPP”) of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) administered by the U.S. Small Business Administration (“SBA”). In 2021, the SBA communicated to the Company that these loans have been 100% forgiven.
  Eliminated discretionary travel and entertainment expenses.
  Suspended share repurchases.
  Did not renew the leases on three New York City model apartments when the terms ended in June and August, 2020.
  Did not renew the lease on the Company’s New York City office when the term ended in February 2021, and required all New York based staff to work remotely.
  Suspended efforts to fill two highly compensated executive roles following the resignation of the Company’s Chief Executive Officer and Vice President in early 2020.
  Negotiated discounts with various vendors and service providers.
  Effective July 1, 2020, implemented layoffs of approximately 36% of its staff, including employees at each of the Company’s five offices, and elected temporary salary reductions for the remaining staff.

If quarantines and limitations on non-essential work are re-implemented, or persist for an extended period, the Company may need to implement additional cost savings measures.

On December 27, 2020, the Consolidated Appropriations Act, 2021 (“CAA”) was signed into law. The CAA expanded eligibility for an employee retention credit for companies impacted by the pandemic with fewer than five hundred employees and at least a twenty percent decline in gross receipts compared to the same quarter in 2019, to encourage retention of employees. This payroll tax credit is a refundable tax credit against certain employment taxes of up to $7 thousand per employee for eligible employers, equal to 70% of qualified wages paid to employees during a quarter, capped at $10 thousand of qualified wages per employee. For the three and six months ended June 30, 2021, the Company recorded $0.4 million and $0.9 million, respectively, of Other Income for employee retention credit funds receivable. The CAA provides an election to use the prior quarter’s gross receipts for purposes of determining eligibility in the current quarter. The Company has elected to use the prior quarter election for determining eligibility and expects to continue to receive additional tax credits under the CAA for qualified wages through September 30, 2021. The Company has also benefitted from the CAA guidance to treat expenses associated with forgiven PPP loans as tax deductible.

BREXIT

On January 31, 2020, the United Kingdom (“UK”) withdrew from the European Union (“EU”). Effective January 1, 2021, new visa requirements and other restrictions limit the freedom of movement for British workers to travel to the EU for work, which may impact the ability of the Company’s London office to book modeling photoshoots that take place in the European Union. It may also be more difficult, in the future, for talent represented by Wilhelmina London, but based in the EU, to travel to London and other parts of the UK for photoshoots and campaign work. New immigration sponsorship or visa requirements could discourage fashion brands and other clients from booking as frequently in London, which has historically been an international fashion and modeling hub, and could impact the revenue of the Company’s London operations.

Financial Results

Net income for the three months ended June 30, 2021 was $1.1 million, or $0.22 per fully diluted share, compared to net loss of $2.7 million, or $0.52 per fully diluted share, for the three months ended June 30, 2020. Net income for the six months ended June 30, 2021 was $3.3 million, or $0.65 per fully diluted share, compared to net loss of $5.4 million, or $1.04 per fully diluted share, for the six months ended June 30, 2020.

Pre-Corporate EBITDA was $1.3 million and $1.9 million for the three and six months ended June 30, 2021, compared to Pre-Corporate EBITDA of negative $2.6 million and negative $2.8 million for the three and six months ended June 30, 2020.

The following table reconciles reported net income under generally accepted accounting principles to EBITDA, Adjusted EBITDA and Pre-Corporate EBITDA for the three and six months ended June 30, 2021 and 2020.

(in thousands)	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Net income (loss)	1,121	$(2,700)	3,342	$(5,360)
Interest expense	13	23	42	50
Income tax expense (benefit)	302	(477)	375	582
Amortization and depreciation	243	298	509	592
EBITDA**	1,679	$(2,856)	4,268	$(4,136)
Foreign exchange loss (gain)	20	14	88	(51)
Non-recurring items*	(565)	-	(2,856)	800
Share-based payment expense	1	4	4	10
Adjusted EBITDA**	1,135	$(2,838)	1,504	$(3,377)
Corporate overhead	198	238	443	547
Pre-Corporate EBITDA**	1,333	$(2,600)	1,947	$(2,830)

*Non-recurring items include gain on forgiveness of loans and employee retention credit during the three and six months ended June 30, 2021, and goodwill impairment during the six months ended June 30, 2020
**Non-GAAP measures referenced are detailed in the disclosures at the end of this release.

 Changes in net income, EBITDA, Adjusted EBITDA and Pre-Corporate EBITDA for the three and six months ended June 30, 2021, when compared to the three and six months ended June 30, 2020, were primarily the result of the following:

  Revenues net of model costs for the three and six months ended June 30, 2021 increased by 262.3% and 46.4% primarily due to increased bookings as the cities where Wilhelmina operates reopened and business activity increased as COVID-19 vaccination rates rose;
  Salaries and service costs for the three and six months ended June 30, 2021 decreased by 26.2% and 33.6% primarily due to employee layoffs in July 2020 and temporary salary reductions in response to the COVID-19 business environment, as well as the closure of the hair and makeup artist division in 2020;
  Office and general expenses for the three and six months ended June 30, 2021 decreased by 25.1% and 21.9%, primarily due to reduced rent expense, other office expenses, and bad debt expense, partially offset by an increase in legal expense in 2021; and
  Amortization and depreciation expense for the three and six months ended June 30, 2021 decreased by 18.5% and 14.0%, primarily due to reduced depreciation of assets that became fully amortized in 2020;
  Non-recurring items included $0.1 million and $2.0 million of gain on forgiveness of PPP loans and $0.4 million and $0.9 million of employee retention credit in the three and six months ended June 30, 2021 compared to a $0.8 million goodwill impairment charge in the six months ended June 30, 2020; and
  Corporate overhead expenses for the three and six months ended June 30, 2021 decreased by 16.8% and 19.0%, primarily due to temporary reduction in fees paid to corporate employees and the Company’s directors.

WILHELMINA INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	(Unaudited) June 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$6,979	$5,556
Accounts receivable, net of allowance for doubtful accounts of $1,672 and $1,635, respectively	9,036	7,146
Prepaid expenses and other current assets	142	105
Total current assets	16,157	12,807

Property and equipment, net of accumulated depreciation of $5,912 and $5,451, respectively	477	928
Right of use assets-operating	446	585
Right of use assets-finance	170	218
Trademarks and trade names with indefinite lives	8,467	8,467
Goodwill	7,547	7,547
Other assets	109	93

TOTAL ASSETS	$33,373	$30,645

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$3,258	$2,867
Due to models	7,247	6,265
Lease liabilities – operating, current	243	435
Lease liabilities – finance, current	56	77
Term loan – current	199	414
Total current liabilities	11,003	10,058

Long term liabilities:
Net deferred income tax liability	1,714	1,449
Lease liabilities – operating, non-current	206	180
Lease liabilities – finance, non-current	121	149
Term loan – non-current	448	2,303
Total long term liabilities	2,489	4,081

Total liabilities	13,492	14,139

Shareholders’ equity:
Common stock, $0.01 par value, 9,000,000 shares authorized; 6,472,038 shares
issued at June 30, 2021 and December 31, 2020	65	65
Treasury stock, 1,314,694 shares at June 30, 2021 and December 31, 2020, at cost	(6,371)	(6,371)
Additional paid-in capital	88,523	88,487
Accumulated deficit	(62,414)	(65,756)
Accumulated other comprehensive income	78	81
Total shareholders’ equity	19,881	16,506

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$33,373	$30,645

WILHELMINA INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
For the Three and Six Months Ended June 30, 2021 and 2020
 (In thousands, except for share and per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenues:
Service revenues	$14,502	$4,523	$26,468	$19,070
License fees and other income	8	5	18	10
Total revenues	14,510	4,528	26,486	19,080

Model costs	10,412	3,397	19,051	14,003

Revenues, net of model costs	4,098	1,131	7,435	5,077

Operating expenses:
Salaries and service costs	2,057	2,788	3,928	5,915
Office and general expenses	709	947	1,564	2,002
Amortization and depreciation	243	298	509	592
Goodwill impairment	-	-	-	800
Corporate overhead	198	238	443	547
Total operating expenses	3,207	4,271	6,444	9,856
Operating income (loss)	891	(3,140)	991	(4,779)

Other (income) expense:
Foreign exchange loss (gain)	20	14	88	(51)
Gain on forgiveness of loan	(129)	-	(1,994)	-
Employee retention credit	(436)	-	(862)	-
Interest expense	13	23	42	50
Total other (income) expense, net	(532)	37	(2,726)	(1)

Income (loss) before (provision for) benefit from income taxes	1,423	(3,177)	3,717	(4,778)

(Provision for) benefit from income taxes:
Current	(74)	75	(110)	16
Deferred	(228)	402	(265)	(598)
(Provision for) benefit from income taxes, net	(302)	477	(375)	(582)

Net income (loss)	$1,121	$(2,700)	$3,342	$(5,360)

Other comprehensive income (loss):
Foreign currency translation adjustment	16	(5)	(3)	(239)
Total comprehensive income (loss)	1,137	(2,705)	3,339	(5,599)

Basic net income (loss) per common share	$0.22	$(0.52)	$0.65	$(1.04)
Diluted net income (loss) per common share	$0.22	$(0.52)	$0.65	$(1.04)

Weighted average common shares outstanding-basic	5,157	5,157	5,157	5,159
Weighted average common shares outstanding-diluted	5,157	5,157	5,157	5,159

WILHELMINA INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
For the Three and Six Months Ended June 30, 2021 and 2020
(In thousands)

	Common Shares	Stock Amount	Treasury Shares	Stock Amount	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
Balances at December 31, 2019	6,472	$65	(1,310)	$(6,352)	$88,471	$(60,815)	$2	$21,371
Share based payment expense	-	-	-	-	6	-	-	6
Net loss to common shareholders	-	-	-	-	-	(2,660)	-	(2,660)
Purchases of treasury stock	-	-	(5)	(19)	-	-	-	(19)
Foreign currency translation	-	-	-	-	-	-	(234)	(234)
Balances at March 31, 2020	6,472	$65	(1,315)	$(6,371)	$88,477	$(63,475)	$(232)	$18,464
Share based payment expense	-	-	-	-	4	-	-	4
Net loss to common shareholders	-	-	-	-	-	(2,700)	-	(2,700)
Purchases of treasury stock	-	-	-	-	-	-	-	-
Foreign currency translation	-	-	-	-	-	-	(5)	(5)
Balances at June 30, 2020	6,472	$65	(1,315)	$(6,371)	$88,481	$(66,175)	$(237)	$15,763

	Common Shares	Stock Amount	Treasury Shares	Stock Amount	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
Balances at December 31, 2020	6,472	$65	(1,315)	$(6,371)	$88,487	$(65,756)	$81	$16,506
Share based payment expense	-	-	-	-	3	-	-	3
Net income to common shareholders	-	-	-	-	-	2,221	-	2,221
Foreign currency translation	-	-	-	-	-	-	(19)	(19)
Balances at March 31, 2021	6,472	$65	(1,315)	$(6,371)	$88,490	$(63,535)	$62	$18,711
Share based payment expense	-	-	-	-	1	-	-	1
Net income to common shareholders	-	-	-	-	-	1,121	-	1,121
Short swing profit disgorgement	-	-	-	-	32	-	-	32
Foreign currency translation	-	-	-	-	-	-	16	16
Balances at June 30, 2021	6,472	$65	(1,315)	$(6,371)	$88,523	$(62,414)	$78	$19,881

WILHELMINA INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
For the Six Months Ended June 30, 2021 and 2020
 (In thousands)
(Unaudited)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities:
Net income (loss):	$3,342	$(5,360)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Amortization and depreciation	509	592
Goodwill impairment	-	800
Share based payment expense	4	10
Gain on forgiveness of loan	(1,994)	-
Employee retention credit	(35)	-
Deferred income taxes	265	598
Bad debt expense	78	93
Changes in operating assets and liabilities:
Accounts receivable	(1,968)	4,449
Prepaid expenses and other current assets	(2)	31
Right of use assets-operating	139	515
Other assets	(16)	19
Due to models	982	(2,992)
Lease liabilities-operating	(166)	(561)
Accounts payable and accrued liabilities	408	(794)
Net cash provided by (used in) operating activities	1,546	(2,600)

Cash flows from investing activities:
Purchases of property and equipment	(10)	(88)
Net cash used in investing activities	(10)	(88)

Cash flows from financing activities:
Purchases of treasury stock	-	(19)
Shareholder short swing profit disgorgement	32	-
Proceeds of term loan	-	1,975
Payments on finance leases	(49)	(47)
Repayment of term loan	(93)	(374)
Net cash (used in) provided by financing activities	(110)	1,535

Foreign currency effect on cash flows:	(3)	(239)

Net change in cash and cash equivalents:	1,423	(1,392)
Cash and cash equivalents, beginning of period	5,556	6,993
Cash and cash equivalents, end of period	$6,979	$5,601

Supplemental disclosures of cash flow information:
Cash paid for interest	$18	$45
Cash paid for income taxes	$5	$-

Noncash investing and financing activities
Gain on forgiveness of loan	$1,994	-

Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA and Pre-Corporate EBITDA represent measures of financial performance that are not calculated and presented in accordance with U.S. generally accepted accounting principles (“non-GAAP financial measures”). The Company considers EBITDA, Adjusted EBITDA and Pre-Corporate EBITDA to be important measures of performance because they:

  are key operating metrics of the Company's business;
  are used by management in its planning and budgeting processes and to monitor and evaluate its financial and operating results; and
  provide stockholders and potential investors with a means to evaluate the Company's financial and operating results against other companies within the Company's industry.

The Company's calculation of non-GAAP financial measures may not be consistent with similar calculations by other companies in the Company's industry. The Company calculates EBITDA as net income plus interest expense, income tax expense, and depreciation and amortization expense. The Company calculates “Adjusted EBITDA” as EBITDA plus foreign exchange gain/loss plus share-based payment expense and certain significant non-recurring items that the Company may include from time to time. For 2020, these non-recurring items represented goodwill impairments. For 2021, these non-recurring items represented gain on forgiveness of loans and employee retention credit. The Company calculates “Pre-Corporate EBITDA” as Adjusted EBITDA plus corporate overhead expense, which includes director compensation, securities laws compliance costs, audit and professional fees, and other public company costs.

Non-GAAP financial measures should not be considered as alternatives to net and operating income as an indicator of the Company's operating performance or cash flows from operating activities as a measure of liquidity or any other measure of performance derived in accordance with generally accepted accounting principles.

Form 10-Q Filing

Additional information concerning the Company's results of operations and financial position is included in the Company's Form 10-Q for the second quarter ended June 30, 2021 filed with the Securities and Exchange Commission on August 11, 2021.

Forward-Looking Statements

This press release contains certain “forward-looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relating to the Company are based on the beliefs of the Company’s management as well as information currently available to the Company’s management. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect” and “intend” and words or phrases of similar import, as they relate to the Company or Company management, are intended to identify forward-looking statements. Such forward-looking statements include, in particular, projections about the Company’s future results, statements about its plans, strategies, business prospects, changes and trends in its business and the markets in which it operates. Additionally, statements concerning future matters such as gross billing levels, revenue levels, expense levels, and other statements regarding matters that are not historical are forward-looking statements. Management cautions that these forward-looking statements relate to future events or the Company’s future financial performance and are subject to business, economic, and other risks and uncertainties, both known and unknown, that may cause actual results, levels of activity, performance, or achievements of its business or its industry to be materially different from those expressed or implied by any forward-looking statements. Should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. The Company does not undertake any obligation to publicly update these forward-looking statements. As a result, no person should place undue reliance on these forward-looking statements.

About Wilhelmina International, Inc. (www.wilhelmina.com):

Wilhelmina, together with its subsidiaries, is an international full-service fashion model and talent management service, specializing in the representation and management of leading models, celebrities, artists, photographers, athletes, and content creators. Established in 1967 by fashion model Wilhelmina Cooper, Wilhelmina is one of the oldest and largest fashion model management companies in the world. Wilhelmina is publicly traded on Nasdaq under the symbol WHLM. Wilhelmina is headquartered in New York and, since its founding, has grown to include operations in Los Angeles, Miami, London and Chicago. Wilhelmina also owns Aperture, a talent and commercial agency located in New York and Los Angeles. For more information, please visit www.wilhelmina.com and follow @WilhelminaModels.

CONTACT:	Investor Relations
Wilhelmina International, Inc.
214-661-7488
ir@wilhelmina.com